IAC Inc.
555 West 18th Street New York, New York 10011
March 31, 2025

Angi Inc.
3601 Walnut Street
Denver, Colorado 80205 Attention: Shannon Shaw
Ladies and Gentlemen:
Reference is made to that certain Services Agreement, dated as of September 29,
2017, by and between IAC Inc. ("IAC") and Angi Inc. ("Angi") (as may be amended, supplemented or modified from time to time in accordance with its terms, the "Services Agreement").
By signing below, each of IAC and Angi hereby agrees and acknowledges that the Services Schedule attached hereto as Annex A constitute the "Services Schedule" as defined in the Services Agreement, effective as of April 1, 2025 and that Section 4.01 of the Employee Matters Agreement entered into between IAC and Angi dated as of September 29, 2017, shall be replaced in its entirety by Item 11 of the Services Schedule. Except as set forth in this letter, the Services Agreement and the obligations of the parties thereunder (including for clarity, any outstanding or accrued payment obligations pursuant to the Services Schedule as in effect prior to April 1, 2025) are unaffected and shall continue in full force and effect in accordance with their terms.

IAC INC.

By: /s/ Kendall Handler
Name: Kendall Handler
Title: Executive Vice President, Chief Legal Officer

AGREED AND ACCEPTED: ANGI INC.
By: /s/ Shannon M. Shaw
Name: Shannon M. Shaw Title: Chief Legal Officer